Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-192164) pertaining to the RBC Bearings Incorporated 2013 Long-Term Equity Incentive Plan and the Registration Statement (Form S-8 No. 333-129826) pertaining to the RBC Bearings Incorporated 2005 Long-Term Equity Incentive Plan, the RBC Bearings Incorporated Amended and Restated 2001 Stock Option Plan, the RBC Bearings Incorporated 1998 Stock Option Plan, and the June 23, 1997 RBC Bearings Incorporated Warrant Agreement of our reports dated May 28, 2014, with respect to the consolidated financial statements of RBC Bearings Incorporated and the effectiveness of internal control over financial reporting of RBC Bearings Incorporated, included in this Annual Report (Form 10-K) for the year ended March 29, 2014.

/s/Ernst & Young LLP

Hartford, Connecticut
May 28, 2014